PRICING SUPPLEMENT NO. 95-52 & 96-1 Dated October 30, 1996 Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995            File No. 33-57541
and Prospectus Supplement Dated August 22, 1996         File No. 33-64357




                         BENEFICIAL CORPORATION


                       Medium-Term Notes, Series H
                           (Book Entry Notes)



Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on November 4, 1999, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  November 4, 1999       Interest Payment Period:
                                         Quarterly

Interest Rate Basis:
  LIBOR                                Interest Reset Period:
                                         Quarterly
Specify Other Base Rate: N/A
                                       Interest Reset Dates:
Index Maturity: 3-month                  Same as Interest Payment Dates

Spread: plus 0.07%                     Settlement Date (Issue Date):
                                         November 4, 1996
Spread Multiplier: N/A
                                       Calculation Agent:
Maximum Interest Rate: N/A               The Chase Manhattan Bank

Minimum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A

Interest Payment Dates:
  The 4th of each February, May,       Additional Terms:
  August and November, commencing        For the purposes of the Notes
  on February 4, 1997 through            contemplated hereunder, interest
  and including the Maturity Date.       payments will include interest
                                         accrued to, but excluding the
                                         Interest Payment Date.

Initial Interest Rate:
  Determined as if the Settlement
  Date was an Interest Reset Date.






The Notes sold to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated to which this PRICING SUPPLEMENT relates are registered under File No. 33-57541 in the amount of $21,900,000.00 and File No. 33-64357 in the amount of $78,100,000.00.